March 2025

Pricing Supplement No. 6,907

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 7, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. Beginning on March 18, 2026, we will redeem the notes on any quarterly redemption date for a redemption payment that will increase over the term of the notes and that will correspond to a return of approximately 11.50% per annum with respect to the related redemption date, as described below, if and only if the output of a risk neutral valuation model on a business day that is at least 2 but no more than 5 business days prior to such redemption date, based on the inputs indicated under “Call feature” below, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. An early redemption of the notes will not automatically occur based on the performance of the S&P 500® Index. No further payments will be made on the notes once they have been redeemed, and investors will not participate in any appreciation of the underlying index if the notes are redeemed early. At maturity, if the notes have not previously been redeemed and the final index value of the underlying index is greater than or equal to the initial index value, investors will receive the stated principal amount plus 1-to-1 upside performance of the underlying index. However, if the notes are not redeemed prior to maturity and the final index value is less than the initial index value, investors will receive only the stated principal amount of their investment, without any positive return on the notes.

These long-dated notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for the possibility of receiving a redemption payment greater than the stated principal amount if the notes are redeemed on any quarterly redemption date based on the output of a risk neutral valuation model or an equity index-based return at maturity if the underlying index closes at or above the initial index value on the observation date. Because all payments on the notes are based on the value of the underlying index, you will not receive a positive return on the notes unless the notes are redeemed on any quarterly redemption date based on the output of a risk neutral valuation model or the underlying index closes above the initial index value on the observation date. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$1,650,000
Pricing date:	March 7, 2025
Original issue date:	March 12, 2025 (3 business days after the pricing date)
Maturity date:	March 8, 2030
Interest:	None
Underlying index:	S&P 500® Index
Call feature:

Beginning on March 18, 2026, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on a business day that is at least 2 but no more than 5 business days prior to such redemption date, as selected by the calculation agent (the “determination date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the determination date and (ii) Morgan Stanley’s credit spreads as of the pricing date, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. If we call the notes, we will give you notice at least 2 business days before the call date specified in the notice. No further payments will be made on the notes once they have been redeemed.

Redemption payment:

The redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 11.50% per annum) for each quarterly redemption date. See “Redemption Dates and Redemption Payments” below.

No further payments will be made on the notes once they have been redeemed.

Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than or equal to the initial index value:

$1,000 + ($1,000 x index percent change)

●If the final index value is less than the initial index value:

$1,000

Estimated value on the pricing date:	$985.00 per note. See “Investment Summary” beginning on page 4.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$0	$1,000
Total	$1,650,000	$0	$1,650,000

(1) The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2) MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $1,000 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(3)See “Use of proceeds and hedging” on page 18.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2023 Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

Terms continued from previous page:
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	5,842.63, which is its index closing value on March 5, 2025
Final index value:	The index closing value on the observation date
Redemption dates:

Beginning on March 18, 2026, quarterly. See “Redemption Dates and Redemption Payments” below. If any scheduled redemption date is not a business day, the redemption payment will be made on the next succeeding business day and no adjustment will be made to any redemption payment made on that succeeding business day.

Observation date:	March 5, 2030, subject to postponement due to non-index business days or certain market disruption events.
CUSIP:	61778CTX3
ISIN:	US61778CTX38
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”

March 2025 Page 2

Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

Redemption Dates and Redemption Payments

Redemption Dates		Redemption Payments (per $1,000 Note)
1st redemption date:	3/18/2026	$1,115.00
2nd redemption date:	6/10/2026	$1,143.75
3rd redemption date:	9/11/2026	$1,172.50
4th redemption date:	12/10/2026	$1,201.25
5th redemption date:	3/10/2027	$1,230.00
6th redemption date:	6/10/2027	$1,258.75
7th redemption date:	9/10/2027	$1,287.50
8th redemption date:	12/9/2027	$1,316.25
9th redemption date:	3/9/2028	$1,345.00
10th redemption date:	6/8/2028	$1,373.75
11th redemption date:	9/8/2028	$1,402.50
12th redemption date:	12/8/2028	$1,431.25
13th redemption date:	3/8/2029	$1,460.00
14th redemption date:	6/8/2029	$1,488.75
15th redemption date:	9/10/2029	$1,517.50
16th redemption date:	12/10/2029	$1,546.25
See “Maturity date” above.		See “Payment at maturity” above.

March 2025 Page 3

Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

Investment Summary

Callable Jump Notes

The Callable Jump Notes due March 8, 2030 Based on the Value of the S&P 500® Index (the “notes”) provide investors:

◼an opportunity to gain exposure to the S&P 500® Index.

◼the repayment of principal at maturity, subject to our credit risk.

◼the possibility of receiving a redemption payment greater than the stated principal amount if the notes are redeemed on any quarterly redemption date based on the output of a risk neutral valuation model.

◼the possibility of receiving a payment at maturity greater than the stated principal amount if the underlying index closes above the initial index value on the observation date.

◼no exposure to any decline of the underlying index if the notes are held to maturity.

At maturity, if the notes have not previously been redeemed and the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment.

All payments on the notes, including any redemption payment and the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 5 years
Interest:	None
Early redemption:

Beginning on March 18, 2026, we will redeem the notes on any quarterly redemption date for a redemption payment equal to a redemption payment that will increase over the term of the notes and that will correspond to a return of approximately 11.50% per annum with respect to the related redemption date, if and only if the output of a risk neutral valuation model on a business day that is at least 2 but no more than 5 business days prior to such redemption date, based on the inputs indicated under “Call feature,” indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. An early redemption of the notes will not automatically occur based on the performance of the underlying index. In accordance with the risk neutral valuation model determination noted herein, it is more likely that we will redeem the notes when it would otherwise be advantageous for you to continue to hold the notes. As such, we will be more likely to redeem the notes when the index closing value of the underlying index on the redemption dates is above the initial index value. If the notes are redeemed prior to maturity, you will not participate in any appreciation of the underlying index, which could be significant. Moreover, the fixed redemption payments may be less than the payment at maturity you would receive for the same level of appreciation of the underlying index had the notes not been redeemed and instead remained outstanding until maturity.

Redemption payments:

The redemption payment will be an amount in cash per stated principal amount (corresponding to a return of 11.50% per annum for each quarterly redemption date, as follows:

●1st redemption date:

$1,115.00

●2nd redemption date:

$1,143.75

●3rd redemption date:

$1,172.50

●4th redemption date:

$1,201.25

●5th redemption date:

$1,230.00

●6th redemption date:

$1,258.75

●7th redemption date:

$1,287.50

●8th redemption date:

$1,316.25

●9th redemption date:

$1,345.00

●10th redemption date:

$1,373.75

●11th redemption date:

$1,402.50

●12th redemption date:

$1,431.25

●13th redemption date:

$1,460.00

●14th redemption date:

$1,488.75

●15th redemption date:

$1,517.50

●16th redemption date:

$1,546.25

Payment at maturity:	If the notes have not previously been redeemed, you will receive at maturity a cash payment as

March 2025 Page 4

Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

follows: ●If the final index value is greater than or equal to the initial index value: $1,000 + ($1,000 x index percent change) ●If the final index value is less than the initial index value: $1,000

March 2025 Page 5

Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $985.00.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the redemption payment amounts, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

March 2025 Page 6

Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

Key Investment Rationale

Callable Jump Notes offer investors potential returns based on the performance of equities or equity indices and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income in exchange for the possibility of receiving a redemption payment greater than the stated principal amount if the notes are redeemed on any quarterly redemption date based on the output of a risk neutral valuation model or a payment at maturity greater than the stated principal amount if the underlying index closes above the initial index value on the observation date, as applicable.

The following scenarios are for illustrative purposes only to demonstrate how a redemption payment or the payment at maturity (if the notes have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.

Scenario 1: The notes are redeemed prior to maturity

This scenario assumes that we redeem the notes based on the output of a risk neutral valuation model prior to the maturity date on one of the quarterly redemption dates, starting on March 18, 2026, for the redemption payment equal to a return of approximately 11.50% per annum with respect to the relevant redemption date, as applicable. No further payments will be made on the notes once they have been redeemed. Investors do not participate in any appreciation of the underlying index.

Scenario 2: The notes are not redeemed prior to maturity, and investors receive a positive return at maturity

This scenario assumes that we do not redeem the notes on any of the quarterly redemption dates, and, as a result, investors hold the notes to maturity. On the observation date, the underlying index closes above the initial index value. At maturity, investors will receive the stated principal amount plus 1-to-1 upside performance of the underlying index.

Scenario 3: The notes are not redeemed prior to maturity, and investors receive the stated principal amount at maturity

This scenario assumes that we do not redeem the notes on any of the quarterly redemption dates, and, as a result, investors hold the notes to maturity. On the observation date, the underlying index closes at or below the initial index value. At maturity, investors will receive a cash payment equal to the stated principal amount of $1,000, without any positive return on the notes.

March 2025 Page 7

Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the notes are redeemed prior to maturity will be based on the output of a risk neutral valuation model and the payment at maturity, if the notes are not redeemed early, will be determined by reference to the index closing value on the observation date. The actual initial index value is set forth on the cover of this document. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the notes are subject to our credit risk. The below examples are based on the following terms:

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	6,000
Call Feature:

Beginning on March 18, 2026, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on a business day that is at least 2 but no more than 5 business days prior to such redemption date, as selected by the calculation agent (the “determination date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the determination date and (ii) Morgan Stanley’s credit spreads as of the pricing date, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. If we call the notes, we will give you notice at least 2 business days before the call date specified in the notice.

Redemption Payment:

The redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 11.50% per annum) for each quarterly redemption date, as follows:

●1st redemption date:

$1,115.00

●2nd redemption date:

$1,143.75

●3rd redemption date:

$1,172.50

●4th redemption date:

$1,201.25

●5th redemption date:

$1,230.00

●6th redemption date:

$1,258.75

●7th redemption date:

$1,287.50

●8th redemption date:

$1,316.25

●9th redemption date:

$1,345.00

●10th redemption date:

$1,373.75

●11th redemption date:

$1,402.50

●12th redemption date:

$1,431.25

●13th redemption date:

$1,460.00

●14th redemption date:

$1,488.75

●15th redemption date:

$1,517.50

●16th redemption date:

$1,546.25

No further payments will be made on the notes once they have been redeemed.

Payment at Maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than or equal to the initial index value:

$1,000 + ($1,000 x index percent change)

●If the final index value is less than the initial index value:

$1,000

March 2025 Page 8

Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

Call Feature:

Example 1 — The notes are redeemed following the second redemption date (which occurs in June 2026).

Date	Payment (per note)
1st Redemption Date	--
2nd Redemption Date	$1,143.75

In this example, on the first redemption date, the notes are not redeemed, but on the second redemption date, the notes are redeemed based on the output of a risk neutral valuation model on the redemption date. Investors will receive a payment of $1,143.75 per note on the redemption date. No further payments will be made on the notes once they have been redeemed, and investors do not participate in the appreciation of the underlying index.

March 2025 Page 9

Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

Payment at Maturity

In the following examples, the notes are not redeemed prior to, and remain outstanding until, maturity.

	Index Closing Value	Payment (per note)
Example 1:	6,600 (greater than or equal to the initial index value)	= $1,000 + ($1,000 x index percent change) = $1,000 + $100 = $1,100 Payment at maturity = $1,100
Example 2:	1,000 (less than the initial index value)	$1,000

In example 1, the final index value the index is greater than or equal to the initial index value on the observation date. The underlying index has appreciated by 10% from the initial index value to the final index value. At maturity, investors receive the stated principal amount plus the product of the stated principal amount multiplied by the index percent change. Because the underlying index has appreciated 10% from the hypothetical index value, the payment at maturity is $1,100 per note.

In example 2, the index closing value is less than the initial index value, and accordingly, investors receive a payment at maturity equal to the stated principal amount of $1,000 per note, without any positive return on the notes.

March 2025 Page 10

Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the notes are not redeemed prior to maturity and the index percent change is less than 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the notes have not been redeemed prior to maturity and the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the possibility of receiving a redemption payment or payment at maturity greater than or equal to the stated principal amount, based on the performance of the underlying index.

◼The notes have early redemption risk. The term of the notes will be limited if we redeem the notes based on the output of a risk neutral valuation model on any quarterly redemption date, beginning March 18, 2026. The term of your investment in the notes may be limited to as short as one year. In accordance with the risk neutral valuation model determination noted herein, it is more likely that we will redeem the notes when it would be advantageous for you to continue to hold the notes. As such, we will be more likely to redeem the notes when the index closing value of the underlying index on the redemption dates is above the initial index value. If the notes are redeemed prior to maturity, you will not participate in any appreciation of the underlying index, which could be significant. Moreover, the fixed redemption payments may be less than the payment at maturity you would receive for the same level of appreciation of the underlying index had the notes not been redeemed and instead remained outstanding until maturity.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the underlying index, interest and yield rates in the market, the time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index values of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related

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Morgan Stanley Finance LLC

Callable Jump Notes due March 8, 2030

Based on the Value of the S&P 500® Index

costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

◼Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other right with respect to stocks that constitute the underlying index.

◼The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 5-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index values, whether the notes will be redeemed on any redemption date and the final index value, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the observation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to March 5, 2025, could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the observation date (if the notes are not redeemed prior to maturity) so that you receive a positive return on the notes at maturity. Additionally, such hedging or trading activities during

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the term of the notes could adversely affect the closing value of the underlying index on the observation date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

◼Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can make methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

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Based on the Value of the S&P 500® Index

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Information as of market close on March 7, 2025:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	5,770.20
52 Weeks Ago:	5,157.36
52 Week High (on 2/19/2025):	6,144.15
52 Week Low (on 4/19/2024):	4,967.23

The following graph sets forth the historical daily closing values of the underlying index for the period from January 1, 2020 through March 7, 2025. The related table sets forth the historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on March 7, 2025 was 5,770.20. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical index closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the value of the underlying index at any time, including on the observation date.

S&P 500® Index Daily Index Closing Values January 1, 2020 to March 7, 2025

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S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter	6,090.27	5,695.94	5,881.63
2025
First Quarter (through March 7, 2025)	6,144.15	5,738.52	5,770.20

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Based on the Value of the S&P 500® Index

Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying index publisher:	S&P® Dow Jones Indices LLC or any successor thereof
Bull or bear notes:	Bull notes
Call right:	The notes are not subject to an issuer discretionary call right.
Postponement of maturity date and redemption dates:

If any redemption date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled redemption date or maturity date, as applicable, the redemption date or maturity date, as applicable, will be postponed to the second business day following that redemption date as postponed, and no adjustment will be made to any redemption payment or the payment at maturity made on such postponed date.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to callable jump notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the observation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual observation date for determining the final index value.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the business day following the applicable redemption date, give notice of the early redemption and the redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the redemption date, deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Based on the Value of the S&P 500® Index

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Although it is not clear how the comparable yield should be determined for notes that may be redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including early redemption), or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 4.7425% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,263.6028 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through June 30, 2025

$14.2275

$14.2275

July 1, 2025 through December 31, 2025

$24.0499

$38.2774

January 1, 2026 through June 30, 2026

$24.6202

$62.8976

July 1, 2026 through December 31, 2026

$25.2040

$88.1016

January 1, 2027 through June 30, 2027

$25.8016

$113.9032

July 1, 2027 through December 31, 2027

$26.4134

$140.3166

January 1, 2028 through June 30, 2028

$27.0398

$167.3564

July 1, 2028 through December 31, 2028

$27.6809

$195.0373

January 1, 2029 through June 30, 2029

$28.3373

$223.3746

July 1, 2029 through December 31, 2029

$29.0093

$252.3839

January 1, 2030 through the Maturity Date

$11.2189

$263.6028

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with

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respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 6 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to March 5, 2025, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the securities constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index on pricing date, and, therefore the value at or above which the underlying index must close on the observation date, if the notes are not redeemed prior to maturity, so that you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the observation date, by purchasing and selling the securities constituting the underlying index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the observation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $1,000 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

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Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Equity-Linked Notes, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

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